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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                    FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
         Sections 13 and 15(d) of the Securities Exchange Act of 1934.


                       Commission File Number 333-11893


                      INTERMEDIA CAPITAL PARTNERS IV, L.P.
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             (Exact name of registrant as specified in its charter)

                        235 MONTGOMERY STREET, SUITE 420
                SAN FRANCISCO, CALIFORNIA        (415) 616-4600
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                         11 1/4% SENIOR NOTES due 2006
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            (Title of each class of securities covered by this Form)


                                      None
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  (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


          Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)(i)   [ ]             Rule 12h-3(b)(1)(ii)  [ ]
      Rule 12g-4(a)(1)(ii)  [ ]             Rule 12h-3(b)(2)(i)   [ ]
      Rule 12g-4(a)(2)(i)   [ ]             Rule 12h-3(b)(2)(ii)  [ ]
      Rule 12g-4(a)(2)(ii)  [ ]             Rule 15d-6            [X]
      Rule 12h-3(b)(1)(i)   [ ]

          Approximate number of holders of record as of the certification or notice date: 2



Pursuant to the requirements of the Securities Exchange Act of 1934, InterMedia Capital Partners IV, L.P. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE: November 1, 1999            By:  /s/ Ann M. Koets
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                                      TCI Spartanburg IP-IV, LLC
                                      General Partner
                                      Ann M. Koets
                                      Vice President